October 2011 Filed pursuant to Rule 433 dated October 13, 2011 relating to Preliminary Pricing Supplement No. 1,039 dated October 13, 2011 to Registration Statement No. 333-156423
S T R U C T U R E D   I N V E S T M E N T S
Opportunities in U.S. Equities
Contingent Income Securities due October 27, 2014
All Payments on the Securities Subject to the Downside Threshold Feature Linked to the S&P 500® Index
Unlike ordinary debt securities, the Contingent Income Securities due October 27, 2014, All Payments on the Securities Subject to the Downside Threshold Feature Linked to the S&P 500® Index, which we refer to as the securities, do not provide for the regular payment of interest or guarantee the return of any principal at maturity.  Instead, the securities offer the opportunity for investors to earn a contingent quarterly payment, with respect to each quarterly determination date but only if the index closing value of the S&P 500® Index on such date is greater than 50% of the initial index value, which we refer to as the downside threshold level. If the index closing value is less than or equal to the downside threshold level on any determination date, you will not receive any contingent quarterly payment for that quarterly period.  As a result, investors must be willing to accept the risk of not receiving any contingent quarterly payment during the entire three-year term of the securities.  In addition, if the final index value is less than or equal to the downside threshold level, investors will be exposed to the decline in the closing value of the S&P 500® Index and the payment at maturity will be at least 50% less than the stated principal amount of the securities and could be zero.  Accordingly, investor may lose their entire initial investment in the securities.  Investors will not participate in any appreciation of the S&P 500® Index. The securities are senior unsecured obligations of Morgan Stanley, and all payments on the securities are subject to the credit risk of Morgan Stanley.
SUMMARY TERMS
Issuer:	Morgan Stanley
Underlying index:	S&P 500® Index
Aggregate principal amount:	$
Stated principal amount:	$1,000 per security
Issue price:	$1,000 per security (see “Commissions and Issue Price” below)
Pricing date:	October 25, 2011
Original issue date:	October 28, 2011 (3 business days after the pricing date)
Maturity date:	October 27, 2014
Contingent quarterly payment:	•
If, on any determination date, the index closing value on such date or the final index value, as applicable, is greater than the downside threshold level, we will pay a contingent quarterly payment of $16.875 to $17.50 (corresponding to 6.75% to 7.00% per annum of the stated principal amount) per security on the related contingent payment date.  The actual contingent quarterly payment will be determined on the pricing date.

	•	If, on any determination date, the index closing value on such date or the final index value, as applicable, is less than or equal to the downside threshold level, no contingent quarterly payment will be made with respect to that determination date.
Payment at maturity:	•	If the final index value is greater than the downside threshold level:	(i) the stated principal amount plus (ii) the contingent quarterly payment with respect to the final determination date
	•	If the final index value is less than or equal to the downside threshold level:	(i) the stated principal amount multiplied by (ii) the index performance factor
Index performance factor:	The final index value divided by the initial index value.
Downside threshold level:	, which is equal to 50% of the initial index value.
Initial index value:	The index closing value of the underlying index on the pricing date.
Final index value:	The index closing value of the underlying index on the final determination date.
Determination dates:	The 22nd day of each January, April, July and October during the term of the securities, beginning January 22, 2012. We also refer to October 22, 2014 as the final determination date.
Contingent payment dates:
With respect to each determination date other than the final determination date, the third business day after the related determination date.  The payment of the contingent quarterly payment, if any, with respect to the final determination date will be made on the maturity date.

CUSIP:	617482D27
ISIN:	US617482D279
Listing:	The securities will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Issuer
Per security	$1,000	$22.50	$977.50
Total	$	$	$
(1)
The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of securities purchased by that investor.  The lowest price payable by an investor is $992.50 per security.  Please see “Syndicate Information” on page 13 for further details.

(2)
Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the agent), and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $22.50 for each security they sell.  See “Supplemental information regarding plan of distribution; conflicts of interest” in this pricing supplement.  For additional information, see “Description of Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in the accompanying preliminary pricing supplement and “Plan of Distribution” in the accompanying prospectus supplement.

You should read this document together with the preliminary pricing supplement describing the offering and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.

Preliminary Pricing Supplement No. 1,039 dated October 13, 2011
Prospectus Supplement dated December 23, 2008
Prospectus dated December 23, 2008

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Contingent Income Securities due October 27, 2014
All Payments on the Securities Subject to the Downside Threshold Feature Linked to the S&P 500® Index

Investment Overview

The Contingent Income Securities due October 27, 2014, All Payments on the Securities Subject to the Downside Threshold Feature Linked to the S&P 500® Index, which we refer to as the securities, provide an opportunity for investors to earn a contingent quarterly payment, which is an amount equal to $16.875 to $17.50 (corresponding to 6.75% to 7.00% per annum of the stated principal amount) per security, with respect to each quarterly determination date but only if the index closing value of underlying index, on such date is greater than 50% of the initial index value, which we refer to as the downside threshold level. The actual contingent quarterly payment will be determined on the pricing date.  The contingent quarterly payment, if any, will be payable quarterly on the contingent payment date, which is the third business day after the related determination date.  It is possible that the index closing value of the underlying index could remain at or below the downside threshold level for extended periods of time or even throughout the term of the securities so that you may receive little or no contingent quarterly payments.

If the final index value is greater than the downside threshold level, the payment at maturity will be the sum of the stated principal amount and the contingent quarterly payment with respect to the final determination date.  However, if the final index level is less than or equal to the downside threshold level, investors will be exposed to the decline in the index closing value of the underlying index, as compared to the initial index value, on a 1 to 1 basis and will receive an amount of cash that is less than the stated principal amount in proportion to the decline in the underlying index.  Under this scenario, the value of any such payment will be at least 50% less than the stated principal amount of the securities and could be zero.  Investors in the securities must be willing to accept the risk of losing their entire principal and also the risk of not receiving any contingent quarterly payment.  In addition, investors will not participate in any appreciation of the underlying index.

S&P 500® Index Overview

The S&P 500® Index, which is calculated, maintained and published by Standard & Poor’s Financial Services LLC, consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets.  The calculation of the S&P 500® Index is based on the relative value of the float adjusted aggregate market capitalization of the 500 component companies as of a particular time as compared to the aggregate average market capitalization of the 500 similar companies during the base period of the years 1941 through 1943.

Information as of market close on October 12, 2011:

Bloomberg Ticker Symbol:	SPX
Current Index Value:	1,207.25
52 Weeks Ago:	1,169.77
52 Week High (on 4/29/2011):	1,363.61
52 Week Low (on 10/3/2011):	1,099.23

Underlying Index Daily Closing Values January 1, 2006 to October 12, 2011

October 2011	Page 2

Contingent Income Securities due October 27, 2014
All Payments on the Securities Subject to the Downside Threshold Feature Linked to the S&P 500® Index

Key Investment Rationale

The securities do not guarantee any repayment of principal at maturity and offer investors an opportunity to earn a contingent quarterly payment corresponding to 6.75% to 7.00% per annum of the stated principal amount with respect to each determination date but only if the index closing value on such date or the final index value, as applicable, is greater than 50% of the initial index value, which we refer to as the downside threshold level.  The actual contingent quarterly payment will be determined on the pricing date.  The payment at maturity will vary depending on the final index value as follows:

Scenario 1: A contingent payment is paid for all quarterly periods and you receive your principal back at maturity, which is the best case scenario.
This scenario assumes that the underlying index closes above the downside threshold level on every quarterly determination date, including the final determination date.  Investors receive the contingent quarterly payment for each contingent payment date and the stated principal amount at maturity.

Scenario 2: A contingent payment is paid for some but not all of the quarterly periods and you receive your principal back at maturity, which is the middle case scenario.
This scenario assumes that the underlying index closes above the downside threshold level on some but not all of the quarterly determination dates and closes above the downside threshold level on the final determination date.  Investors receive a contingent quarterly payment only with respect to each determination date on which the index closing value on such date is above the downside threshold level.  At maturity, investors receive the stated principal amount and the contingent quarterly payment with respect to the final determination date.

Scenario 3:  A contingent payment is not paid during the term of the securities and your payment at maturity is exposed to the negative performance of the underlying index, which is the worst case scenario.

This scenario assumes that the underlying index closes at or below the downside threshold level on every quarterly determination date, including the final determination date.  Since the underlying index closes at or below the downside threshold level on every quarterly determination date, including the final determination date, investors do not receive any contingent quarterly payment during the entire three-year term of the securities and at maturity, receive a principal payment that is at least 50% less than the stated principal amount of the securities and could be zero.

Summary of Selected Key Risks (see page 8)

▪	The securities do not guarantee the return of any principal.

▪	You will not receive any contingent quarterly payment for any quarterly period where the index closing value on the related determination date is less than or equal to the downside threshold level.

▪	The contingent quarterly payment, if any, is paid on a quarterly basis and is based solely on the index closing value of the underlying index on the specified determination dates.

▪	Investors will not participate in any appreciation in the value of the underlying index.

▪	The market price of the securities may be influenced by many unpredictable factors, including the value and volatility of the underlying index and the level of market interest rates.

▪	The securities are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the securities.

▪	Investing in the securities is not equivalent to investing in the underlying index or the stocks composing the underlying index.

▪	The securities will not be listed on any securities exchange and secondary trading may be limited.

▪	The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.

▪	Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the securities.

▪	The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the securities.

▪	Adjustments to the underlying index by the index publisher could adversely affect the value of the securities.

October 2011	Page 3

Contingent Income Securities due October 27, 2014
All Payments on the Securities Subject to the Downside Threshold Feature Linked to the S&P 500® Index

Fact Sheet

The securities offered are senior unsecured obligations of Morgan Stanley, do not guarantee any repayment of principal at maturity and have the terms described in the accompanying prospectus supplement and the prospectus, as supplemented or modified by these preliminary terms.  The securities provide a contingent quarterly payment corresponding to 6.75% to 7.00% per annum of the stated principal amount with respect to each determination date but only if the index closing value of the underlying index on such date is greater than the downside threshold level.  The actual contingent quarterly payment will be determined on the pricing date. Investors must be willing to accept the risk of not receiving any contingent quarterly payments and also the risk of receiving less than their initial investment at maturity, which will occur if the final index value is less than or equal to the downside threshold level. Under this scenario, you could lose your entire investment. The securities are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.  All payments on the securities are subject to the credit risk of Morgan Stanley.
Expected Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
October 25, 2011	October 28, 2011 (3 business days after the pricing date)	October 27, 2014, subject to postponement as described below
Key Terms
Issuer:	Morgan Stanley
Underlying index:	S&P 500® Index
Underlying index publisher:	Standard & Poor’s Financial Services LLC
Aggregate principal amount:	$
Issue price:	$1,000 per security
Stated principal amount:	$1,000 per security
Denominations:	$1,000 per security and integral multiples thereof
Contingent quarterly payment:	•
If, on any determination date, the index closing value on such date or the final index value, as applicable, is greater than the downside threshold level, we will pay a contingent quarterly payment of $16.875 to $17.50 (corresponding to 6.75% to 7.00% of the stated principal amount) per security on the related contingent payment date.  The actual contingent quarterly payment will be determined on the pricing date.

•
If, on any determination date, the index closing value on such date or the final index value, as applicable, is less than or equal to the downside threshold level, no contingent quarterly payment will be made with respect to that determination date.

Record date:	One business day prior to the related contingent payment date.
Payment at maturity:	•	If the final index value is greater than the downside threshold level:	(i) the stated principal amount plus (ii) the contingent quarterly payment with respect to the final determination date
	•	If the final index value is less than or equal to the downside threshold level:	(i) the stated principal amount multiplied by (ii) the index performance factor
Index performance factor:	The final index value divided by the initial index value.
Downside threshold level:	, which is equal to 50% of the initial index value.
Initial index value:	The index closing value of the underlying index on the pricing date.
Final index value:	The index closing value of the underlying index on the final determination date.
Index closing value
On any index business day, the official closing value of the underlying index published at the regular official weekday close of trading on such index business day by the underlying index publisher, as determined by the calculation agent.

Determination dates:	The 22nd day of each January, April, July and October during the term of the securities, beginning January 22, 2012. We also refer to October 22, 2014 as the final determination date.
Contingent payment dates:
With respect to each determination date other than the final determination date, the third business day after the related determination date.  The payment of the contingent quarterly payment, if any, with respect to the final determination date will be made on the maturity date.

Postponement of maturity date:
If the scheduled final determination date is non-index business day or if a market disruption event occurs on that day so that the final determination date is postponed and falls less than two business days prior to the scheduled maturity date, the maturity date of the securities will be postponed to the second business day following that final determination date as postponed.

Risk factors:	Please see “Risk Factors” beginning on page 11.

October 2011	Page 4

Contingent Income Securities due October 27, 2014
All Payments on the Securities Subject to the Downside Threshold Feature Linked to the S&P 500® Index

General Information
Listing:	The securities will not be listed on any securities exchange.
CUSIP:	617482D27
ISIN:	US617482D279
Minimum ticketing size:	$1,000 / 1 security
Tax considerations:
You should note that the discussion under “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the securities offered under this document and is superseded by the following discussion.

Significant aspects of the U.S. federal income tax consequences of an investment in the securities are uncertain.  Our counsel has not rendered an opinion as to the proper treatment of the securities for U.S. federal income tax purposes.  Pursuant to the terms of the securities, you have agreed (in the absence of an administrative determination or judicial ruling to the contrary) to treat a security for U.S. federal income tax purposes as a single financial contract that provides for a contingent quarterly payment that will be treated as gross income to you at the time received or accrued in accordance with your method of tax accounting.

Assuming this treatment of the securities is respected, the following U.S. federal income tax consequences should result based on current law:
▪
any contingent quarterly payment on the securities should be taxable as ordinary income to a U.S. Holder at the time received or accrued in accordance with the U.S. Holder’s method of accounting for U.S. federal income tax purposes; and

▪
upon sale, exchange or settlement of the securities, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the securities.  Such gain or loss should be long-term capital gain or loss if the U.S. Holder has held the securities for more than one year, and short-term capital gain or loss otherwise.

Non-U.S. Holders should note that we currently intend to withhold on any contingent quarterly payment paid to Non-U.S. Holders and will not be required to pay any additional amounts with respect to amounts withheld.  Please read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying preliminary pricing supplement concerning the U.S. federal income tax consequences of an investment in the securities.

In 2007, the U.S. Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses on whether to require holders of “prepaid forward contracts” and similar instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge; and appropriate transition rules and effective dates.  While it is not clear whether instruments such as the securities would be viewed as similar to the prepaid forward contracts described in the notice, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.  U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments and the issues presented by this notice.

Both U.S. and non-U.S. investors considering an investment in the securities should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying preliminary pricing supplement and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Trustee:	The Bank of New York Mellon (as successor trustee to JPMorgan Chase Bank, N.A.)
Calculation agent:	MS & Co.
Use of proceeds and hedging:	The net proceeds we receive from the sale of the securities will be used for general corporate

October 2011	Page 5

Contingent Income Securities due October 27, 2014
All Payments on the Securities Subject to the Downside Threshold Feature Linked to the S&P 500® Index

purposes and, in part, in connection with hedging our obligations under the securities through one or more of our subsidiaries.

On or prior to the pricing date, we, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the securities by taking positions in the stocks constituting the underlying index, in futures and/or options contracts on the underlying index or its component stocks listed on major securities markets, or positions in any other available securities or instruments that we may wish to use in connection with such hedging.  Such purchase activity could potentially increase the initial index value and, as a result, increase the downside threshold level which is the level above which the underlying index must close on each determination date in order for you to earn a contingent quarterly payment and, in order for you to avoid being exposed to the negative performance of the underlying index at maturity.  For further information on our use of proceeds and hedging, see “Description of Securities––Use of Proceeds and Hedging” in the accompanying preliminary pricing supplement.

Benefit plan investor considerations:
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the securities.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may each be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  ERISA Section 406 and Code Section 4975 generally prohibit transactions between Plans and parties in interest or disqualified persons.  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the securities are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the securities are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the securities.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers).  In addition, ERISA Section 408(b)(17) and Code Section 4975(d)(20) may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption).  There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the securities.

Because we may be considered a party in interest with respect to many Plans, the securities may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the securities that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by

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Contingent Income Securities due October 27, 2014
All Payments on the Securities Subject to the Downside Threshold Feature Linked to the S&P 500® Index

ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

Each purchaser and holder of the securities has exclusive responsibility for ensuring that its purchase, holding and disposition of the securities do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law.  The sale of any securities to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the securities if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets Inc., Morgan Stanley or Morgan Stanley Smith Barney LLC (“MSSB”) or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the securities by the account, plan or annuity.

Additional considerations:
Client accounts over which Citigroup Inc., Morgan Stanley, MSSB or any of their respective subsidiaries have investment discretion are not permitted to purchase the securities, either directly or indirectly.

Supplemental information regarding plan of distribution; conflicts of interest:
The agent may distribute the securities through MSSB, as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc (“MSIP”) and Bank Morgan Stanley AG.  MSSB, MSIP and Bank Morgan Stanley AG are affiliates of Morgan Stanley.  Selected dealers, including MSSB, and their financial advisors will collectively receive from the Agent, Morgan Stanley & Co. LLC, a fixed sales commission of $22.50 for each security they sell.

MS & Co. is our wholly-owned subsidiary. MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.  MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.  See “Description of Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” and “—Use of Proceeds and Hedging” in the accompanying preliminary pricing supplement.

Contact:
Morgan Stanley Smith Barney clients may contact their local Morgan Stanley Smith Barney branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

Syndicate Information
Issue price	Selling concession	Principal amount of securities for any single investor
$1000.00	$22.50	<$1MM
$996.25	$18.75	≥$1MM and <$3MM
$994.38	$16.88	≥$3MM and <$5MM
$992.50	$15.00	≥$5MM

The agent may reclaim selling concessions allowed to dealers in connection with the offering, if, within 30 days of the offering, the agent repurchases the securities distributed by such dealers.

This offering summary represents a summary of the terms and conditions of the securities.  We encourage you to read the accompanying preliminary pricing supplement, prospectus supplement and prospectus related to this offering, which can be accessed via the hyperlinks on the front page of this document.

October 2011	Page 7

Contingent Income Securities due October 27, 2014
All Payments on the Securities Subject to the Downside Threshold Feature Linked to the S&P 500® Index

Hypothetical Examples

The following hypothetical examples are for illustrative purposes only.  Whether you receive a contingent quarterly payment will be determined on each quarterly determination date and the payment at maturity, if any, will be determined on the final determination date.  The actual initial index value, downside threshold level and contingent quarterly payment will each be determined on the pricing date.  Any payment on the securities is subject to the credit risk of Morgan Stanley.  The below examples are based on the following terms:

Hypothetical Initial Index Value:	1,100
Hypothetical Downside Threshold Level:	550, which is 50% of the hypothetical initial index value
Hypothetical Contingent Quarterly Payment:	$17.1875 (corresponding to 6.875% per annum of the stated principal amount) per security, which is the midpoint of the range set forth on the front cover
Stated Principal Amount:	$1,000 per security

Example 1
Determination Dates	Hypothetical Index Closing Value	Contingent Quarterly Payment	Payment at Maturity*
#1	1,000	$17.1875	N/A
#2	1,050	$17.1875	N/A
#3	900	$17.1875	N/A
#4	800	$17.1875	N/A
#5	600	$17.1875	N/A
#6	540	$0	N/A
#7	525	$0	N/A
#8	550	$0	N/A
#9	500	$0	N/A
#10	600	$17.1875	N/A
#11	675	$17.1875	N/A
Final Determination Date	880	—*	$1,017.1875
* The Payment at Maturity includes the unpaid contingent quarterly payment with respect to the final determination date on which the final index value is greater than the downside threshold level.

In Example 1, as the index closing value on the first five and the tenth and eleventh determination dates are greater than the downside threshold level, you would receive the contingent payment of $17.1875 with respect to each such determination date.  However, as the index closing value on the sixth through ninth determination dates is less than or equal to the downside threshold level, you would receive no contingent payment with respect to each such determination date.  Although the final index value on the final determination date is less than the initial index value, because the final index value is still greater than the downside threshold level, you would receive the stated principal amount plus a contingent quarterly payment with respect to the final determination date.  Your payment at maturity is calculated as follows:

stated principal amount + contingent quarterly payment = $1,000 + $17.1875 = $1,017.1875

In this example, although the final index value represents a 20% decline from the initial index value, you would receive the stated principal amount per security plus the contingent quarterly payment, equal to a total payment of  $1,017.1875 per security at maturity.

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Contingent Income Securities due October 27, 2014
All Payments on the Securities Subject to the Downside Threshold Feature Linked to the S&P 500® Index

Example 2
Determination Dates	Hypothetical Index Closing Value	Contingent Quarterly Payment	Payment at Maturity
#1	550	$0	N/A
#2	525	$0	N/A
#3	530	$0	N/A
#4	520	$0	N/A
#5	500	$0	N/A
#6	550	$0	N/A
#7	525	$0	N/A
#8	515	$0	N/A
#9	500	$0	N/A
#10	540	$0	N/A
#11	545	$0	N/A
Final Determination Date	495	$0	$450

In Example 2, the value of the underlying index declines following the pricing date so that the index closing value of the underlying index is at or below the downside threshold level on every determination date.  As a result, you would not receive any contingent payments during the entire 3-year term of the securities.  In addition, at maturity, you would be fully exposed to the decline in the closing value of the underlying index.  As the final index value is less than the downside threshold level, investors will receive a payment equal to the product of stated principal amount and the index performance factor, calculated as follows:

= $1,000 x (hypothetical final index value/hypothetical initial index value) = $1,000 x (495/1,100) = $450

In this example, your payment at maturity would be significantly less than the stated principal amount, representing a 55% loss on your initial investment.

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Example 3
Determination Dates	Hypothetical Index Closing Value	Contingent Quarterly Payment	Payment at Maturity*
#1	1,125	$17.1875	N/A
#2	1,150	$17.1875	N/A
#3	1,000	$17.1875	N/A
#4	1,025	$17.1875	N/A
#5	550	$0	N/A
#6	525	$0	N/A
#7	1,250	$17.1875	N/A
#8	1,300	$17.1875	N/A
#9	1,325	$17.1875	N/A
#10	1,250	$17.1875	N/A
#11	1,300	$17.1875	N/A
Final Determination Date	1,375	—*	$1,017.1875
* The Payment at Maturity includes the unpaid contingent quarterly payment with respect to the final determination date on which the final index value is greater than the downside threshold level.

In Example 3, as the index closing value on the first four and the seventh through eleventh determination dates are greater than the downside threshold level, you would receive the contingent payment of $17.1875 with respect to each such determination date.  However, as the index closing value on the fifth and sixth determination dates is less than or equal to the downside threshold level, you would receive no contingent payment with respect to each such determination date.  On the final determination date, the index closing value is greater than the downside threshold level and your payment at maturity would be calculated as follows:

$1,000 + $17.1875 = $1,017.1875

In this example, although the underlying index has appreciated by 25% from its initial index value on the final determination date, you would only receive $1,017.1875 per security as you would not benefit from such appreciation.

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Contingent Income Securities due October 27, 2014
All Payments on the Securities Subject to the Downside Threshold Feature Linked to the S&P 500® Index

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the securities.  For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying preliminary pricing supplement and the accompanying prospectus.  We also urge you to consult with your investment, legal, tax, accounting and other advisers before you invest in the securities.

▪
The securities do not guarantee the return of any principal.  The terms of the securities differ from those of ordinary debt securities in that the securities do not guarantee the payment of regular interest or the return of any of the principal amount at maturity.  Instead, if the final index value is less than or equal to the downside threshold level, you will be exposed to the decline in the index closing value of the underlying index, as compared to the initial index value, on a 1 to 1 basis and you will receive for each security that you hold at maturity an amount of cash that is less than the stated principal amount in proportion to the decline in the underlying index.  Under this scenario, the value of any such payment will be at least 50% less than the stated principal amount and could be zero.

▪
You will not receive any contingent quarterly payment for any quarterly period where the index closing value on the related determination date is less than the downside threshold level.  You will receive a contingent quarterly payment with respect to a quarterly period but only if the index closing value on the related determination date is greater than the downside threshold level.  If the index closing value remains at or below the downside threshold level on each determination date over the term of the securities, you will not receive any contingent quarterly payments.

▪
The contingent quarterly payment, if any, is paid on a quarterly basis and is based solely on the index closing value of the underlying index on the specified determination dates.  Whether the contingent quarterly payment will be made with respect to a determination date will be based on the index closing value on such date or the final index value, as applicable.  As a result, you will not know whether you will receive the contingent quarterly payment until the related determination date.  Moreover, because the contingent quarterly payment is based solely on the index closing value on a specific determination date, if such index closing is less than or equal to the downside threshold level, you will not receive any contingent quarterly payment with respect to such determination date, even if the index closing value of the underlying index was higher on other days during the term of the securities.

▪
Investors will not participate in any appreciation in the value of the underlying index.  Investors will not participate in any appreciation in the value of the underlying index from the initial index value, and the return on the securities will be limited to the contingent quarterly payments, if any, that are paid on the securities.  For example, if on the final determination date, the underlying index has appreciated 25% from the initial index value, the payment at maturity would be limited to the stated principal amount of $1,000 and the contingent quarterly payment of $16.875 to $17.50 (corresponding to 6.75% to 7.00% per annum of the stated principal amount) (to be determined on the pricing date) per security.  Under this scenario, although the underlying index has substantially increased, your principal payment at maturity is not correspondingly increased and at maturity, the securities only provide for the payment of your initial investment and the contingent quarterly payment.

▪
Market price will be influenced by many unpredictable factors.  Several factors, many of which are beyond our control, will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market.  We expect that generally the level of interest rates available in the market and the value of the underlying index on any day will affect the value of the securities more than any other factors.  Other factors that may influence the value of the securities include:

o	the volatility (frequency and magnitude of changes in value) of the S&P 500® Index,

o	whether the index closing value of the S&P 500® Index is currently or has been at or below the downside threshold level on any determination date,

o
geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the component stocks of the underlying index or securities markets generally and which may affect the value of the underlying index,

o	dividend rates on the securities underlying the S&P 500® Index,

o	the time remaining until the securities mature,

o	interest and yield rates in the market,

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o	the availability of comparable instruments,

o	the composition of the S&P 500® Index and changes in the constituent stocks of such index, and

o	any actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the price that you will receive if you sell your securities prior to maturity.  For example, you may have to sell your securities at a substantial discount from the stated principal amount of $1,000 per security if the value of the S&P 500® Index at the time of sale is at or below the downside threshold level or if market interest rates rise.

You cannot predict the future performance of the S&P 500® Index based on its historical performance.  The value of the underlying index may decrease and be at or below the downside threshold level on each determination date so that you will receive no return on your investment.  There can be no assurance that the index closing value of the underlying index will be above the downside threshold level on any determination date so that you will receive any contingent quarterly payment during the term of the securities.  See “Historical Information” on page 14.

▪
The securities are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the securities.  You are dependent on Morgan Stanley’s ability to pay all amounts due on the securities on each contingent payment date or at maturity, and therefore you are subject to the credit risk of Morgan Stanley.  The securities are not guaranteed by any other entity.  If Morgan Stanley defaults on its obligations under the securities, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness.  Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the securities.

▪
Not equivalent to investing in the underlying index.  Investing in the securities is not equivalent to investing in the underlying index or its component stocks.  Investors in the securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to stocks that constitute the underlying index.

▪
The securities will not be listed on any securities exchange and secondary trading may be limited.  The securities will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the securities.  MS & Co. may, but is not obligated to, make a market in the securities.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were not to make a market in the securities, it is likely that there would be no secondary market for the securities.  Accordingly, you should be willing to hold your securities to maturity.

▪
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the securities at any time in secondary market transactions will likely be significantly lower than the original issue price, since secondary market prices are likely to exclude commissions paid with respect to the securities and the cost of hedging our obligations under the securities that are included in the original issue price.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions.  Our subsidiaries may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the securities or in any secondary market transaction.  In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

▪
Hedging and trading activity by our subsidiaries could potentially affect the value of the securities.  One or more of our subsidiaries expect to carry out hedging activities related to the securities (and to other instruments linked to the underlying index or its component stocks), including trading in the stocks that constitute the underlying index as well as in other instruments related to the underlying index.  Some of our subsidiaries also trade the stocks that constitute the underlying index and other financial instruments related to the underlying index on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial index value and, as a result, increase the downside threshold level which is the value above

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which the underlying index must close on each determination date in order for you to earn a contingent quarterly payment and, in order for you to avoid being exposed to the negative performance of the underlying index at maturity.  Additionally, such hedging or trading activities during the term of the securities could potentially affect the value of the underlying index on the determination dates and accordingly, the payout to you at maturity and whether we pay a quarterly contingent payment on the securities.

▪
The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the securities.  As calculation agent, MS & Co. will determine the initial index value, the downside threshold level, the final index value, the index closing value on each determination date, whether the contingent quarterly payment will be paid on each contingent payment date, whether a market disruption event has occurred, and the payment that you will receive at maturity, if any.  Any of these determinations made by MS & Co. in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the index closing value in the event of a market disruption event or discontinuance of the underlying index, may adversely affect the payout to you at maturity and whether we pay a quarterly contingent payment.

▪
Adjustments to the underlying index could adversely affect the value of the securities. The publisher of the underlying index may add, delete or substitute the component stocks of the underlying index or make other methodological changes that could change the value of the underlying index.  Any of these actions could adversely affect the value of the securities.  The publisher of the underlying index may also discontinue or suspend calculation or publication of the underlying index at any time.  In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued index.  MS & Co. could have an economic interest that is different than that of investors in the securities insofar as, for example, MS & Co. is permitted to consider indices that are calculated and published by MS & Co. or any of its affiliates.  If MS & Co. determines that there is no appropriate successor index on any determination date, the determination of whether the contingent quarterly payment will be payable on the securities on the applicable contingent payment date or the determination of the payment at maturity, as applicable will be based on whether the value of the underlying index based on the closing prices of the stocks constituting the underlying index at the time of such discontinuance, without rebalancing or substitution, computed by MS & Co. as calculation agent in accordance with the formula for calculating the underlying index last in effect prior to such discontinuance is less than or equal to the downside threshold level.

▪
The U.S. federal income tax consequences of an investment in the securities are uncertain.  Please read the discussion under “Fact Sheet—General Information—Tax considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying preliminary pricing supplement (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the securities.  If the IRS were successful in asserting an alternative treatment for the securities, the timing and character of income on the securities might differ significantly from the tax treatment described in the Tax Disclosure Sections.  For example, under one possible treatment, U.S. Holders could be required to accrue into income original issue discount on the securities every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the securities as ordinary income.  The issuer does not plan to request a ruling from the IRS regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.  In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  While it is not clear whether the securities would be viewed as similar to the prepaid forward contracts described in the notice, it is possible that any Treasury regulations or other guidance issued after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.  The notice focuses on a number of issues, the most relevant of which for holders of the securities are the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. investors should be subject to withholding tax.  Non-U.S. Holders should note that we currently intend to withhold on any contingent quarterly payment paid to Non-U.S. Holders and will not be required to pay any additional amounts with respect to amounts withheld.  Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

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All Payments on the Securities Subject to the Downside Threshold Feature Linked to the S&P 500® Index

Information about the Underlying Index

The S&P 500® Index.  The S&P 500® Index, which is calculated, maintained and published by Standard & Poor’s Financial Services LLC (“S&P”), consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets.  The calculation of the S&P 500® Index is based on the relative value of the float adjusted aggregate market capitalization of the 500 component companies as of a particular time as compared to the aggregate average market capitalization of the 500 similar companies during the base period of the years 1941 through 1943. For additional information about the S&P 500® Index, see the information set forth under “Description of Securities—The S&P 500® Index” in the accompanying preliminary pricing supplement.

License Agreement between S&P and Morgan Stanley.  “Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of Standard & Poor’s Financial Services LLC and have been licensed for use by Morgan Stanley.  See “Description of Securities—License Agreement between S&P and Morgan Stanley” in the accompanying preliminary pricing supplement.

Historical Information

The following table sets forth the published high and low closing values, as well as end-of-quarter closing values, of the underlying index for each quarter in the period from January 1, 2006 through October 12, 2011.  The closing value of the underlying index on October 12, 2011 was 1,207.25.  We obtained the information in the table below from Bloomberg Financial Markets, without independent verification.  The historical values of the underlying index should not be taken as an indication of future performance, and no assurance can be given as to the level of the underlying index on any observation date.

S&P 500® Index	High	Low	Period End
2006
First Quarter	1,307.25	1,254.78	1,294.83
Second Quarter	1,325.76	1,223.69	1,270.20
Third Quarter	1,339.15	1,234.49	1,335.85
Fourth Quarter	1,427.09	1,331.32	1,418.30
2007
First Quarter	1,459.68	1,374.12	1,420.86
Second Quarter	1,539.18	1,424.55	1,503.35
Third Quarter	1,553.08	1,406.70	1,526.75
Fourth Quarter	1,565.15	1,407.22	1,468.36
2008
First Quarter	1,447.16	1,273.37	1,322.70
Second Quarter	1,426.63	1,278.38	1,280.00
Third Quarter	1,305.32	1,106.39	1,166.36
Fourth Quarter	1,161.06	752.44	903.25
2009
First Quarter	934.70	676.53	797.87
Second Quarter	946.21	811.08	919.32
Third Quarter	1,071.66	879.13	1,057.08
Fourth Quarter	1,127.78	1,025.21	1,115.10
2010
First Quarter	1,174.17	1,056.74	1,169.43
Second Quarter	1,217.28	1,030.71	1,030.71
Third Quarter	1,148.67	1,022.58	1,141.20
Fourth Quarter	1,259.78	1,137.03	1,257.64
2011
First Quarter	1,343.01	1,256.88	1,325.83
Second Quarter	1,363.61	1,265.42	1,320.64
Third Quarter	1,353.22	1,119.46	1,131.42
Fourth Quarter (through October 12, 2011)	1,207.25	1,099.23	1,207.25

October 2011	Page 14